Exhibit 1

EXECUTION VERSION

CONFIDENTIAL

ROLLOVER AND CONTRIBUTION AGREEMENT

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE INVESTOR SHOULD BE AWARE THAT THE INVESTOR WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

This ROLLOVER AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 27, 2022 is by and among X Holdings I, Inc., a Delaware corporation (“Parent”), Jack Dorsey, Trustee of The Jack Dorsey Revocable Trust u/a/d 12/08/2010 and Jack Dorsey Remainder LLC (collectively, the “Investors” and individually, an “Investor”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, the execution and delivery of this Agreement by Parent and the Investors is related to the acquisition of Twitter, Inc., a Delaware corporation (the “Company”) by Parent pursuant to the merger of X Holdings II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of April 25, 2022 (as amended, the “Merger Agreement”), by and among Parent, Acquisition Sub, the Company and, solely for purposes of specified provisions set forth therein, Elon Musk (the “Principal Stockholder”).

WHEREAS, as of the date hereof, the Investors are the “beneficial owners” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) and are entitled to vote and dispose of, as applicable, the shares of common stock of the Company, par value $0.000005 per share, set forth on Schedule I opposite their respective names (collectively, the “Rollover Shares”).

WHEREAS, contemporaneously with the execution of this Agreement, the Investors have delivered executed counterparts to the Stockholders’ Agreement by and among the Principal Stockholder, Parent, the Investors and certain other parties expected to be stockholders of Parent substantially in the form of Exhibit 1 hereto (the “Stockholders’ Agreement”) which counterparts shall be released upon the occurrence of the Rollover Closing (as defined below) in accordance with the terms set forth herein.

WHEREAS, on the terms and subject to the conditions contained in this Agreement, (i) the Investors desire to contribute to Parent the Rollover Shares in exchange for the shares of common stock, par value $0.01 per share, of Parent (the “Common Stock”), as more fully set forth herein, and (ii) Parent desires to issue such number of shares of Common Stock to the Investors, as more fully set forth herein.

WHEREAS, the parties hereto intend, for U.S. federal income tax purposes, for the Rollover (defined below), taken together with (i) the equity investment in Parent by the Principal Stockholder as contemplated by the Amended Equity Commitment Letter, dated as of April 25, 2022, by and between Parent and the Principal Stockholder (the “Equity Commitment Letter”), (ii) the equity investments in Parent by certain other parties expected to be stockholders of Parent pursuant to, with respect to each such party, a Subscription Agreement by and among such party, Parent and the Principal Stockholder and (iii) the contributions made by certain other parties expected to be stockholders of Parent pursuant to, with respect to each such party, a Rollover and Contribution Agreement by and among such party and Parent, to be treated as an exchange within the meaning of Section 351(a) of the Code and the regulations promulgated thereunder (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Parent and the Investors hereby agree as follows:

ARTICLE I

ROLLOVER

1.1. Rollover.

(a) Subject to the terms of this Agreement, immediately prior to the Effective Time, each Investor hereby agrees to and shall contribute to Parent, free and clear of all Liens (other than any Liens created or expressly permitted by Parent or arising by reason of the Merger Agreement or this Agreement), its Rollover Shares, and to the extent applicable shall deliver to Parent certificate(s) or other evidence representing such Rollover Shares, endorsed in blank (or together with duly executed stock powers, or other evidence representing transfer of such Rollover Shares to Parent), in form and substance reasonably satisfactory to Parent and any other documents and instruments as reasonably may be necessary or appropriate to vest in Parent good and marketable title in and to such Rollover Shares.

(b) In exchange for, and conditioned upon, each Investor’s contribution of its Rollover Shares to Parent, Parent shall issue to such Investor, free and clear of all Liens (other than Liens created by such Investor or pursuant to the Stockholders’ Agreement), that number of shares of Common Stock (the “Shares”) on the terms set forth on Schedule I and having an aggregate value equal to the amount set forth on Schedule I, with such issuance to be made at the same price per-share as that paid by the Principal Stockholder for the type and class of securities of Parent owned by the Principal Stockholder as of the Closing (the “Principal Stockholder Shares”), which per share price is based on the Merger Consideration and set forth on Schedule I (the “Rollover”).

1.2. Intended Tax Treatment. The parties hereto agree to and shall file any and all Tax Returns consistent with the Intended Tax Treatment and shall otherwise take all Tax and financial reporting positions in a manner consistent with and actions necessary to obtain the Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313 of the Code (or any comparable provisions of state, local or non-U.S. law).

ARTICLE II

CLOSING

2.1. The Closing. The closing of the Rollover (the “Rollover Closing”) shall be conducted remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time, subject to the satisfaction of the conditions to Parent’s funding under the Equity Commitment Letter. Following the occurrence of the Rollover Closing, the Investor’s signature page to the Stockholders’ Agreement shall be automatically released.

2.2. Closing Notice. Parent shall provide the Investor with notice of the Closing Date at least two (2) Business Days prior to the anticipated Closing Date (the “Closing Notice”), which notice shall state the date by which Investor must deliver the Rollover Shares to Parent.

2.3. Form of Closing Notice. The Closing Notice need not be an original and may be delivered in .pdf format. The Closing Notice shall be sent by email in .pdf format as promptly as practicable but in any event at least two (2) Business Days prior to the anticipated Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Investors as follows:

3.1. Organization; Authorization. Parent is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including but not limited to issuing the Rollover Shares, and does not contravene any provision of Parent’s certificate of incorporation or bylaws or any Law or contractual restriction binding on Parent or its assets. This Agreement has been duly and validly authorized by all necessary company action and has been duly and validly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as such enforceability may be subject to the Enforceability Exceptions. Parent has delivered to the Investors true and complete copies of Parent’s certificate of incorporation and bylaws.

3.2. Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby or thereby do not require Parent to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any state thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which Parent is a party or by which its property is bound, in any such case which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

3.3. Issuance of Shares. Upon issuance of the Shares to each Investor, such Shares will represent duly authorized, validly issued, fully paid and non-assessable shares of Common Stock free of restrictions except as set forth in the Stockholders’ Agreement and such Investor shall be the record owner of such Shares and shall have the rights set forth in the Stockholders’ Agreement applicable to such Investor.

ARTICLE IV

REPRESENTATIONS, WARRANTIES, COVENANTS AND ACKNOWLEDGMENTS OF INVESTORS

Each Investor, severally and not jointly, hereby represents, warrants and covenants to Parent as to itself as follows:

4.1. Organization; Authorization.

(a) With respect to any Investor who is a natural person, such Investor has full legal capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by such Investor and constitutes the valid and binding obligation of such Investor, enforceable against him in accordance with its terms, except as such enforceability may be subject to the Enforceability Exceptions.

(b) With respect to any Investor that is not a natural person, the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other organizational action by such Investor and does not contravene any provision of the Investor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law or contractual restriction binding on Investor or its assets, and this Agreement has been duly executed and delivered by the Investor and constitutes the valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except as such enforceability may be subject to the Enforceability Exceptions.

4.2. Non-Contravention. The execution and delivery of this Agreement by such Investor and the consummation of the transactions contemplated hereby do not require such Investor to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any state thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which such Investor is a party or by which his property is bound, in any such case which could prevent, materially delay or materially burden the transactions contemplated by this Agreement; provided, however, that such Investor does not make any representation or warranty in this Section 4.2 with respect to federal securities laws or state securities or “blue sky” laws (including but not limited to statements on Schedule 13D to be made thereunder).

4.3. Rollover Shares.

(a) Such Investor (i) is the sole record and beneficial owner of the Rollover Shares set forth opposite the name of such Investor on Schedule I hereto, and has good and marketable title to such Rollover Shares, free and clear of any Liens and (ii) is not a party to, or bound by, any agreement, arrangement, contract, instrument or order relating to (w) the grant of pre-emptive rights to purchase or obtain any equity interests in the Company, (x) the sale, repurchase, assignment or other transfer of any capital stock or equity securities of the Company, (y) the receipt of dividends, proxy rights or voting rights of any capital stock or other equity securities of the Company or (z) rights to registration under the Securities Act or the Exchange Act, as amended, of any capital stock or equity securities of the Company. Upon the consummation of the contribution transactions contemplated by this Agreement and subject to the consummation of the Merger, Parent will acquire the Rollover Shares of such Investor free and clear of all Liens (other than any Liens created or expressly permitted by Parent or arising by reason of the Merger Agreement or this Agreement).

(b) Such Investor has the sole power to vote or cause to be voted all such Rollover Shares and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Investor is a party relating to the pledge, disposition or voting of any of its Rollover Shares and there are no voting trusts or voting agreements with respect to any of its Rollover Shares.

4.4. Reserved.

4.5. Prohibited Contacts. Such Investor has not entered into any agreement, arrangement or understanding with any other potential investors, group of investors, financing sources or the Company with respect to the subject matter of this Agreement and the Merger Agreement, other than the agreements expressly contemplated by this Agreement (including exhibits) or the Merger Agreement and agreements with such Investor’s Affiliates. Until the Closing, such Investor shall not enter into any agreement, arrangement or understanding or have discussions with any other potential investor, acquirer, financing sources or group of investors or acquirers or financing sources or the Company or any of its representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company without the prior approval of Parent; provided that nothing in this Section 4.5 shall prevent such Investor from entering into an agreement, arrangement or understanding or having discussions with such Investor’s Affiliates.

4.6. Certain Matters Relating to the Investors’ Investment in the Shares.

(a) Such Investor is acquiring its Shares for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act, or any applicable state securities laws.

(b) Such Investor has not been given any oral or written information, representations or assurances by Parent or any representative thereof in connection with such Investor’s acquisition of the Shares other than as contained in this Agreement and such Investor is relying on such Investor’s own business judgment and knowledge concerning the business, financial condition and prospects of Parent in making the decision to acquire its Shares. Such Investor acknowledges that no person has been authorized to give any information or to make any representation relating to the Shares or Parent, other than as contained in this Agreement and, if given or made, information received from any person and any representation, other than as aforesaid, must not be relied upon as having been authorized by Parent or any person acting on his behalf.

(c) Such Investor is an “accredited investor” as described in Rule 501(a) of Regulation D under the Securities Act or is a sophisticated individual familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of such transactions. Such Investor has evaluated the merits and risk of transferring its Rollover Shares on the terms set forth in this Agreement and is willing to forego through such transfer the potential for future economic gain and other benefits that might be realized from the ownership or other transfer of such Rollover Shares.

(d) Such Investor either alone or with his advisors has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the acquisition of its Shares and has the capacity to protect his own interests in connection with such acquisition.

(e) Such Investor understands that an investment in the Shares is a speculative investment which involves a high degree of risk of loss of such Investor’s investment therein. Such Investor is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of such Investor’s investment in such securities. Such Investor acknowledges that the Shares have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws or an exemption from such registration is available and that transfers of the Shares may be restricted by applicable state and non-U.S. securities laws.

(f) Such Investor and its advisors, if any, have been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated hereby, which such Investor or advisors, if any, have requested to examine.

(g) Such Investor understands that federal regulations and executive orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities, and individuals. Such Investor is not a person named on an OFAC list, nor is such Investor a person with whom dealings are prohibited under any OFAC regulation. No capital contribution to Parent by such Investor will be derived from any illegal or illegitimate activities.

4.7. Investor’s Knowledge. Such Investor has a high degree of familiarity with the business, operations and current financial condition of the Company and its subsidiaries. Such Investor has received no representations or warranties from Parent or the Principal Stockholder other than as set forth in Article III.

4.8. Reliance. Such Investor acknowledges that Parent is issuing Shares to such Investor pursuant to this Agreement expressly in reliance upon the representations and warranties made by the Investor hereunder.

ARTICLE V

MISCELLANEOUS

5.1. Termination. This Agreement and the respective rights and obligations of the parties hereunder shall terminate immediately and automatically without any further action of such parties upon the valid termination of the Merger Agreement in accordance with its terms.

5.2. Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in an appropriate court of competent jurisdiction, this being in addition to any other remedy to which any party is entitled at Law or in equity. The right to specific enforcement shall include the right of a party hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree (a) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and (b) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties hereto would not have entered into this Agreement.

5.3. Survival of Representations and Warranties. Unless this Agreement is terminated, all representations, warranties and covenants contained herein or made in writing by any Investor, or by or on behalf of Parent, in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Rollover.

5.4. Amendment and Waiver. This Agreement may only be amended, restated, supplemented or otherwise modified or waived by a written instrument signed by each of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or obligation contained herein. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

5.5. Assignment. Neither Parent nor any Investor may assign any of its rights or obligations under this Agreement, including, in the case of such Investor, the right to receive its Shares, without the prior written consent of such Investor or Parent, as the case may be.

5.6. Governing Law; Consent to Jurisdiction. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each party hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 5.6 in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.7. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

5.7. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

(a) If to Parent, to:

2110 Ranch Road

620 S. #341886,

Austin, TX 78734

Attention: Elon Musk

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave, Suite 1400

Palo Alto, California 94301

Phone:             (650) 470-4500

Email:             mike.ringler@skadden.com

                       sonia.nijjar@skadden.com

                       dohyun.kim@skadden.com

Attention:      Mike Ringler

                      Sonia K. Nijjar

                      Dohyun Kim

(b) If to any Investor, to:

[redacted]

with copies (which shall not constitute actual or constructive notice) to:

Munger, Tolles & Olson LLP

350 South Grand Ave., 50th Floor

Los Angeles, California 90071

Attention:      Jennifer Broder

                      David Goldman

Email:           Jennifer.Broder@mto.com

                       David.Goldman@mto.com

5.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against its regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

5.9. Counterparts; Delivery by Email. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first herein above written.

PARENT:	X HOLDINGS I, INC. By: /s/ Elon Musk Name: Elon Musk Title: President, Secretary and Treasurer

[Signature Page to the Rollover and Contribution Agreement]

INVESTOR:

/s/ Jack Dorsey
Jack Dorsey, Trustee of The Jack Dorsey Revocable Trust u/a/d 12/08/2010

INVESTOR:

JACK DORSEY REMAINDER LLC

By:	/s/ Jack Dorsey
Name:	Jack Dorsey
Title:	Manager

[Signature Page to the Rollover and Contribution Agreement]